EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (No. 333-152597, 333-164558, 333-170029 and 333-180287) on Form S-8 of WaferGen Bio-systems, Inc. of our report dated March 20, 2014, relating to our audit of the statement of assets acquired and liabilities assumed of the Apollo Product Line as of December 31, 2013, and the related statement of revenues and direct expenses for the year then ended, included in this Current Report on Form 8-K/A.

/s/ SingerLewak LLP

San Jose, California
March 20, 2014